* * * FOR IMMEDIATE RELEASE * * *


FOR: ZIONS FIRST NATIONAL BANK                       ZIONS FIRST NATIONAL BANK
One South Main, Suite 200                            Contact: George Hofmann
Salt Lake City, Utah                                 Tel: 801-594-8170
A. Scott Anderson
President/Chief Executive Officer                    DRAPER BANK
                                                     Contact: Bob Daugherty
                                                     Tel: 801-576-5211
                                                     November 20, 2000


              ZIONS BANK AND DRAPER BANK ANNOUNCE MERGER AGREEMENT


SALT LAKE CITY; November 20, 2000 - Zions First National Bank ("Zions Bank"), a subsidiary of Zions Bancorporation (Nasdaq: ZION), and Draper Bank announced today that a definitive agreement has been signed under which Draper Bank will merge with and into Zions Bank in exchange for common shares of Zions stock.

Established in 1964, Draper Bank has $250 million in assets and approximately 200 employees with branch offices in Draper, Murray, Park City, Riverton, Sandy, South Jordan, and West Jordan. The Park City branch is officially referred to as Park City Bank - A Division of Draper Bank.

In locations where Zions Bank and Draper Bank branches are in close proximity, some consolidations will take place. Following is a list of these consolidations:

o The Draper Bank office located at 195 East 6100 South in Murray will be consolidated into the Zions Bank branch at 5595 South State Street in Murray.

o The Zions Bank office at 1207 East 12300 South in Draper will be consolidated into the Draper Bank branch located at 12271 South 900 East in Draper.

o The Draper Bank branch at 10380 South Redwood Road in South Jordan will be consolidated into the Zions Bank office inside the Smith's Food and Drug Center at 1634 W. South Jordan Parkway. Draper Bank's other four branches will remain open and will become offices of Zions Bank.

The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. The purchase is subject to the approval of banking regulators. Terms of the transaction have not been disclosed. The transaction is expected to be completed in the first quarter of next year.

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ZIONS BANK
Press Release - Page 2
November 20, 2000


"This merger enhances our presence in the important growth areas in the south end of the Salt Lake Valley," said A. Scott Anderson, president and chief executive officer of Zions Bank. "We are impressed with Draper Bank's management, employees and customer base and also with its growth and performance."

"Our two organizations have similar operating philosophies and we look forward to a smooth merger of operations," said Anderson. "This affiliation will provide Draper Bank customers with an enhanced array of products and the convenience of a statewide network of branches and ATMs. We are especially thrilled to welcome the employees of Draper Bank, each of whom will be offered positions within the Zions Bank organization."

Bob Daugherty, president and chief executive officer of Draper Bank, said, "We believe Zions' community banking approach is very compatible with our approach to our customers and employees. This merger will allow us to provide our customers a broader array of financial products and services while maintaining the community-oriented philosophy that has made us successful. Our customers can expect to continue to receive the same individual service they have become accustomed to over the past 36 years. We are proud to be a part of the Zions Bank family."

Zions Bank is Utah's oldest financial institution and is the only local bank with a statewide distribution of branches, operating 120 full service branches throughout Utah. Zions Bank also operates 21 full service branches in Idaho, and more than 200 ATMs throughout Utah and Idaho. In addition to a wide range of traditional banking services, Zions offers a comprehensive array of investment, mortgage, and insurance services, and has a network of loan origination offices for small businesses nationwide. Through its subsidiary, Digital Signature Trust, the company is a leader in providing trusted Internet identity credentials. The company is also a leader in providing electronic banking services, including electronic municipal bond trading, and is the only primary government securities dealer headquartered west of the Mississippi River. Founded in 1873, Zions has been serving the communities of the Intermountain West for more than 125 years. Additional information on Zions Bank is available at www.zionsbank.com.

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